Exhibit 10.1

Corporate Office
1340 Treat Blvd.,
Suite 600
Walnut Creek, CA 94597
(925) 948-4000
Fax (925) 947-0914

September 1, 2009

Mr. Jeffrey A. Blade

6240 N. Sherman Drive

Indianapolis, IN 46220

Dear Jeff,

I am pleased to confirm our offer of employment for the position of Senior Vice President, Chief Financial Officer (CFO), and Secretary of Central Garden & Pet Company, effective September 8, 2009. Outlined below is information regarding the components of your offer. Please review this letter for your understanding and acceptance, and then sign and return the original to Jim Wiggett or to me directly. If you have any questions please feel free to give either of us a call at any time.

Compensation

Your starting salary will be $15,384.61 per bi-weekly pay period. This equates to $400,000 annually, less applicable taxes based on a normal full time year. Your bonus target will be 50% of your salary and you will be eligible to participate in the 2009 fiscal year bonus plan on a pro-rated basis. Your bonus is based upon both your individual and Central’s performance against goals set by the Chief Executive Officer with a typical payout made in January following the fiscal year close. The award and amount of any bonus is in the discretion of the Company. You will report directly to me, and your performance review will be conducted annually.

The Compensation Committee of the Board of Directors has approved grants to you of 40,000 shares of restricted stock and 50,000 performance based stock options effective upon your start of employment. Details of those grants and their vesting schedules will be set forth in the stock option and restricted stock agreements, which are required under our stock option plan.

Benefits

You will be eligible to participate in the Central Garden & Pet Company benefits program on the first of the month after one full calendar month of employment. You and any eligible dependents will be eligible to participate in Central’s health plan, if you elect to enroll. Information on those coverage options will be provided to you when you begin employment.

You will earn a total of four (4) weeks’ vacation per year. Vacation accrues pro rata each pay period. Your maximum accrual will be six (6) weeks. Once you accrue six (6) weeks vacation, you will stop earning vacation until you have taken vacation and reduced your accrual below six (6) weeks.

You will be required to relocate from Indianapolis to the San Francisco Bay Area. The following terms apply to your relocation:

•	The Company will pay to move your 2 automobiles to California.

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You and your family are eligible for 2 house-hunting trips, to include transportation, meals and hotels during those trips (as needed). Should the relocation take a longer than anticipated, we will consider a third trip.

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The packing, unpacking and moving costs of household goods will be covered by the Company. The Company will provide you a one-time payment to cover miscellaneous relocation expenses in an amount equal to one month’s salary.

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At the time you purchase a home in the San Francisco Bay Area, if your home in Indianapolis has not sold, the Company will cover the mortgage payments on your Indianapolis property for a period not to exceed six months.

•	The Company will cover approved closing costs on the sale of the home in Indiana and the non-reoccurring closing costs on your home purchase in Northern California.

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Any imputed income to you resulting from your relocation payments will be grossed-up on a one time basis. Sarah Russo, Director Recruiting and Jim Wiggett will be your points of contact for the relocation process and can answer any questions or explain the process in further detail.

•	You will be required to repay all relocation expenses should you voluntarily leave Central Garden & Pet prior to the completion of 24 months of employment.

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We understand your concern about a potential “loss on sale” of your property in Indiana based on the current housing market. Central will work with you to help deal with that issue. It will be important to make sure that this transition is as smooth as possible to enable you to get settled quickly. Jim and Sarah will work aggressively to assist you in that process.

Other

Your employment with Central is “at will” in that it can be terminated with or without cause, and with or without notice, at any time at the option of either Central or yourself.

Should your employment be terminated for reasons other than for “cause”, voluntary resignation, or retirement, you will receive severance benefits consisting of your then current base salary continuation for a nine (9) month period, excluding bonuses or any other allowances being provided at that time. Payment of this severance shall be conditioned on your signing a general release of claims in a form acceptable to the Company. You will be provided, at most, sixty (60) days to consider whether to sign such release. “Cause” is defined as: (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) your material breach of material Company policy, which is not cured within thirty (30) days after written notice thereof; (d) the abuse of alcohol or drugs; (e) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company; (f) a material violation of any securities law, regulation or compliance policy of the Company.

Any payment hereunder subject to Section 409A will be considered a separate payment for purposes of Section 409A. To the extent that it is determined by the Company in good faith that all or a portion of any payments hereunder subject to Section 409A made in connection with your separation from service are not exempt from Section 409A and that you are a “specified employee” (within the meaning of Section 409A) at the time of your separation from service, then payment of such non-exempt payments shall not be made until the date that is six (6) months and one day after your separation from service (or, if earlier, your death), with any payments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one day following your separation from service and any subsequent payments, if any, being paid in accordance with the dates and terms set forth herein.

You will be expected to execute an “Agreement to Protect Confidential Information” as a condition of employment which is attached to this Employment Offer Letter.

This letter and the specific documents referenced herein which are incorporated by reference, constitute the entire agreement between you and the Company on the subjects covered herein. No other agreement, understanding, statement or promise, other than those contained herein is part of our agreement or will be effective.

Jeff, we all look forward to having the opportunity to work with you toward building a strong future for the Company.

Sincerely,		Accepted:

/s/ William E. Brown	Date: 9/1/09	/s/ Jeffrey A. Blade	Date: 9/1/09
William E. Brown		Jeffrey A. Blade
Chairman & CEO

Enclosure

cc:	Sarah Russo
Teresa Cleland
Stan Bulger
Jim Wiggett

AGREEMENT TO PROTECT CONFIDENTIAL INFORMATION, INTELLECTUAL PROPERTY AND BUSINESS RELATIONSHIPS

This Agreement is made this 31st day of August, 2009 (the “Effective Date”) by and between Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”) and Jeffrey A. Blade (“Executive,” “I” or “Me”).

I RECOGNIZE that during my employment as a key executive with Central Garden & Pet Company and/or any of its wholly owned subsidiaries, successors and assigns (collectively called “the Company”), I have had and will continue to have access to Confidential Information (as defined below) and valuable business relationships;

I RECOGNIZE that my unauthorized use or disclosure of Company Confidential Information can and will cause material harm to will of the Company;

I RECOGNIZE that the Company’s Confidential Information and business relationships are critical to its success in the marketplace. The Company operates on a nationwide-basis, and therefore, the Company’s commitment to protecting its Confidential Information and business relationships is nationwide;

I RECOGNIZE that the law regarding restrictive covenants varies from state to state and the law that will apply to this Agreement after I terminate will depend on factors such as where I live, where I work, the location of my employer, the location of my former employer and other factors, many which are unknown at this time;

THEREFORE, in consideration for the compensation provided to me, to prevent the use or disclosure of Company Confidential Information, and to protect the valuable business relationships of the Company, I agree to the following:

1. Definitions.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean any information, including third-party information, provided to the Company in confidence, regarding the Company, its business, its plans, its customers, its contracts, its suppliers, or its strategies, that is not generally known and provides the Company with an actual or potential competitive advantage over those who do not know it. Confidential Information includes, but is not limited to, all such information I learned or developed during any previous employment with the Company or its predecessors in interest and all of the Company’s confidential, proprietary and trade secret information, which may include information and strategies relating to the Company’s products, processes and services, including customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries, product development plans, business, acquisition and financial plans and forecasts, and marketing and sales plans and forecasts. I acknowledge that requiring me to enter into this Agreement is one of the measures that the Company uses to maintain the secrecy of its Confidential Information.

(b) Relevant Territory. For purposes of this Agreement, “Relevant Territory” shall mean any territory or region in which I performed services on behalf of the Company or about which I learned Confidential Information regarding the Company during the lesser of (a) two (2) years prior to my separation from the Company, or (b) the duration of my rendering Services for the Company

(c) Services. For purposes of this Agreement, “Services” shall mean the same or similar activities in which I engaged during the lesser of (a) two (2) years prior to my separation from the Company, or (b) the duration of my rendering Services for the Company.

2. Confidentiality. I agree that I will not, during my employment with the Company (except in furtherance of the Company’s interests), or at any time after employment terminates, without the prior written consent of the Company Senior Vice President of Human Resources, disclose any Confidential Information to or use any Confidential Information for, any third party or entity. This restriction prohibits me from, among other activities, engaging in or preparing to engage in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products for any business entity if, and to the extent, that activity in any way involves the use or disclosure of Company Confidential Information and diverting or attempting to divert any business or customers from the Company using Confidential Information. To the extent that any Confidential Information is determined by a court of competent jurisdiction to be confidential information rather than a trade secret under applicable law, the prohibition on use and disclosure of that specific information shall be in effect for a period of three years (36 months) after the termination of my employment with the Company; otherwise the prohibition shall last until the information ceases to be a trade secret (other than through any breach of secrecy by me or other third parties under a duty of secrecy to the Company). In the event that after my employment with the Company ceases, if I have any doubt about whether particular information may be used of disclosed, I will contact the Company Vice President of Human Resources.

3. Post-Employment Activities

(a) Non-Competition. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not render Services, either directly or indirectly, for any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products in the Relevant Territory. This paragraph shall only apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable. It is expressly understood that while I am a resident of California and subject to its laws that the restrictions in this paragraph will not apply.

(b) Non-Solicitation of Customers. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not solicit, directly or indirectly, any customer I solicited or serviced, or any customer about whom I learned Confidential Information, while in the employ or service of the Company. This paragraph shall apply in those jurisdictions where restrictions such as contained in this paragraph are enforceable. It is expressly understood that while I am a resident of California and subject to its laws that the restrictions in this paragraph will be limited so that they only apply where I would be aided by the use or disclosure of Confidential Information.

(c) Non-Solicitation of Employees. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, I will not recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee of the Company to terminate their employment with the Company or otherwise cease their relationship with the Company.

(d) Duty to Present Contract. For eighteen (18) months after the termination of my employment with the Company and/or any post-employment consulting agreement with the Company, before I accept employment with any person or organization that is engage in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products, I agree (1) to advise that prospective employer about the existence of this Agreement; (2) to provide that potential employer a copy of this Agreement; and (3) to advise the Company’s Vice President of Human Resources in writing, within five (5) business days, to whom I have provided a copy of this Agreement.

4. Reformation/Severability. If any restriction set forth in this Agreement is found by a court to be unenforceable for any reason, the court is empowered and directed to interpret the restriction to extend only so broadly as to be enforceable in that jurisdiction. Additionally, should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

5. Further Acknowledgments. I understand that the restrictions contained in this Agreement are necessary and reasonable for the protection of the Company’s business, goodwill and its Confidential Information. I understand that any breach of this Agreement will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, including the return of consideration paid for this Agreement, I agree that the Company shall have the right to seek specific performance and injunctive relief. Any business entity that employs me in a capacity in which I violate this Agreement shall be liable for damages and injunctive relief. Further, I understand that the Company intends to install the full measure of protections permitted by the law to protect its Confidential Information and business relationships, but does not intend to impose any greater protections on me than those permitted by law. I ACKNOWLEDGE THAT THE LAW THAT GOVERNS RESTRICTIVE COVENANTS SUCH AS THIS IS IMPORTANT, RAPIDLY CHANGING AND VARIES FROM STATE TO STATE. I ALSO UNDERSTAND THAT THE LAW THAT WILL APPLY TO THIS AGREEMENT AFTER I TERMINATE WILL DEPEND ON FACTORS SUCH AS WHERE I LIVE, WHERE I WORK, THE LOCATION OF MY EMPLOYER, THE LOCATION OF MY FORMER EMPLOYER AND OTHER FACTORS, MANY WHICH ARE UNKNOWN AT THE TIME I ENTER THIS AGREEMENT. I UNDERSTAND THAT I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF MY CHOICE TO DISCUSS THIS AGREEMENT AND MY LEGAL OBLIGATIONS UNDER THIS AGREEMENT AFTER MY TERMINATION OF EMPLOYMENT.

6. Separability. Courts should treat each numbered paragraph as a separate and severable contractual obligation intended to protect the legitimate interests of the Company and to which I intend to be bound.

7. Non Waiver. I agree that the Company’s determination not to enforce this or similar agreements as to specific violations shall not operate as a waiver or release of my obligations under this Agreement.

8. Fiduciary Duty. This Agreement is in addition to any fiduciary duty and obligation that may exist under statutory or common law.

9. Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. It cannot be modified or waived except in a writing signed by me and the Chief Executive Officer of the Company. I enter into this Agreement voluntarily.

AGREED AND ACCEPTED BY:

/s/ Jeffrey A. Blade
Jeffrey A. Blade

/s/ William E. Brown
William E. Brown
For Central Garden & Pet Company

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